EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS FOURTH QUARTER

FISCAL 2023 FINANCIAL RESULTS AND YEAR END HIGHLIGHTS

●	Fourth quarter net revenues of $160.6 million. Fiscal year 2023 net revenues of $590.0 million, up over 20% from last year, and a Company record year in revenue in both Aerospace and Industrial Gas Turbines.

●	Gross margin for the fourth quarter of 18.5% of revenue. Excluding the raw material headwind of $3.7 million, adjusted gross margin was 20.9% of revenue.
●	Fiscal year 2023 gross margin of 18.6% of revenue. Excluding the raw material headwind of $12.6 million, adjusted gross margin was 20.7% of revenue, compared to 19.8% fiscal year 2022 adjusted gross margin when excluding the favorable raw material tailwind of $(9.4) million.
●	Unfavorable change in estimated raw material impact between the two fiscal years of $22.0 million pretax. In addition, the cyber security incident in the third quarter impacted results by an estimated $7.0 million pretax.
●	Fourth quarter net income of $13.2 million, or $1.02 per diluted earnings per share, compared to last year’s fourth quarter of $16.3 million, or $1.30 per diluted earnings per share. Fiscal 2023 net income of $42.0 million, or $3.26 per diluted earnings per share, compared to last year fiscal 2022 of $45.1 million, or $3.57 per diluted earnings per share.
●	Favorable tax rate adjustment recorded in the fourth quarter related to foreign source income lowered full year effective tax rate to 19%. Expected tax rate going forward is 21-22%.
●	Backlog of $460.4 million as of September 30, 2023, up 23.2% year-over-year, led by strength in aerospace and industrial gas turbine demand. Sequentially backlog declined $(7.7) million due to strengthening fourth quarter revenue levels and lower quoted lead times on certain products which can impact ordering patterns.
●	Revolver balance of $114.8 million, an increase of $16.2 million during the fourth quarter of fiscal 2023. Credit facility of $200 million provides strong liquidity moving forward.
●	Capital investment in fiscal year 2023 of $16.4 million. Total planned capital expenditures for fiscal 2024 increased to $25 to $35 million.
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 16, 2023 – Haynes International, Inc. (NASDAQ GS: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter ended September 30, 2023.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We are proud of everything we accomplished in 2023, both in our 4th quarter and for the fiscal year. Revenue in the fourth quarter exceeded $160 million, and increased over 20% for the fiscal year, driven by company record revenues in both the aerospace and industrial gas turbine markets. In addition, for the fiscal year, our backlog increased 23.2%, and, when removing the impact of the raw material headwinds, our EBITDA run rate approached $100 million”, said Michael L. Shor, President and Chief Executive Officer. “Looking forward to fiscal 2024, we expect continued top line growth, combined with incremental improvements in gross margin. In addition, we believe that we have the backlog, people, inventory, and lead times in place to begin to generate cash throughout fiscal year 2024”.

4th Quarter Results

Net Revenues.  Net revenues were $160.6 million in the fourth quarter of fiscal 2023, an increase of 11.7% from the same period of fiscal 2022 due to an increase in product average selling price per pound of $3.24 or 11.4%.  The increase in product average selling price per pound largely reflected price increases and other sales factors, which increased the product average selling price per pound by approximately $2.63 and a favorable product mix, which increased the product average selling price per pound by approximately $0.91.  Partially offsetting these increases were lower market prices of raw materials, which decreased product average selling price per pound by approximately $0.30.  Pounds sold during the quarter were adversely impacted by an unplanned outage of a critical piece of equipment in the Kokomo manufacturing facility, however the Company shipped 4.9 million pounds during the fourth quarter which was approximately the same as the fourth quarter of fiscal 2022.

Cost of Sales. Cost of sales was $130.8 million, or 81.4% of net revenues, in the fourth quarter of fiscal 2023 compared to $111.9 million, or 77.8% of net revenues, in the same period of fiscal 2022.  Cost of sales as a percentage of revenues in the fourth quarter of fiscal 2023 was higher than fourth quarter of fiscal 2022 due to higher raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices.

Gross Profit.  Gross profit was $29.8 million for the fourth quarter of fiscal 2023, a decrease of $2.1 million from the same period of fiscal 2022.  Gross profit was adversely impacted by higher raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices, which decreased gross profit.  In the fourth quarter of fiscal 2022, gross profit benefited from lower raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices, which increased gross profit.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $12.5 million for the fourth quarter of fiscal 2023, an increase of $0.4 million from the same period of fiscal 2022.  The increase in expense from the fourth quarter of fiscal 2022 was driven by a loss on the disposal of some aged equipment that reached the end of its useful life.  Selling, general and administrative expense as a percent of net revenues decreased from 8.4% in the fourth quarter of fiscal 2022 to 7.8% in the fourth quarter of fiscal 2023, largely driven by the higher net revenues in the fourth quarter of fiscal 2023.

Research and Technical Expense.  Research and technical expense was $1.1 million, or 0.7% of net revenue, for the fourth quarter of fiscal 2023, compared to $1.0 million, or 0.7% of net revenue, in the same period of fiscal 2022.

Operating Income.  The above factors, including the impacts from raw material prices in selling prices differing from raw material prices included in cost of sales, led to a decrease in operating income to $16.1 million in the fourth quarter of fiscal 2023 compared to $18.8 million in the same period of fiscal 2022.

Nonoperating retirement benefit expense (income).  Nonoperating retirement benefit expense (income) was a benefit of $0.7 million in the fourth quarter of fiscal 2023 compared to a benefit of $1.4 million in the same period of fiscal 2022.  The lower income recorded in nonoperating retirement benefit expense (income) in the fourth quarter of fiscal 2023 was primarily driven by an increase in the discount rate used in the actuarial valuation of the U.S. pension plan liability as of September 30, 2022 which resulted in a higher interest cost component of nonoperating retirement benefit expense (income) in the fourth quarter of fiscal 2023 when compared to the fourth quarter of fiscal 2022.   Partially offsetting the higher interest cost was the amortization of the actuarial gains of the U.S. pension plan liability in the fourth quarter of fiscal 2023.

Interest expense. Interest expense was $2.1 million in the fourth quarter of fiscal 2023 compared to $0.9 million in the same period of fiscal 2022 primarily driven by higher borrowings against the revolving line of credit and higher interest rates.

Income Taxes. Income tax expense was $1.7 million during the fourth quarter of fiscal 2023, a decrease of $1.2 million from expense of $2.9 million in the same period of fiscal 2022, driven primarily by a difference in income before income taxes of $4.5 million. Income tax expense in the fourth quarter of fiscal 2023 as a percentage of income before income taxes was 11.5% as compared to 15.3% in the fourth quarter of fiscal 2022. The decrease was largely driven by lower tax expense on foreign sourced income in the fourth quarter of fiscal 2023 as compared to the same period of fiscal 2022.

Net Income.  As a result of the above factors, net income in the fourth quarter of fiscal 2023 was $13.1 million, compared to $16.3 million in the same period of fiscal 2022.

Volumes and Pricing

Solid increases in volume and average selling price per pound were achieved in aerospace and industrial gas turbines in fiscal 2023. Fiscal 2023 aerospace volume increased 10.5% along with a 14.3% increase in aerospace average selling price, resulting in a 26.3%, or $60.4 million, aerospace revenue increase compared to the prior year.  This increase was primarily driven by the single-aisle commercial aircraft recovery, with the double-aisle aircraft recovery just beginning. Industrial gas turbine (IGT) volumes were up 19.7% along with a 9.8% increase in the IGT average selling price, resulting in a 31.4%, or $28.9 million, IGT revenue increase compared to the prior year due to market share gains along with higher usage of a Haynes proprietary alloy in a maintenance repair and overhaul application for a certain turbine.  Fiscal 2023 volumes in the chemical processing industry (CPI) decreased (20.8)% compared to the prior year; however,  the CPI average selling price per pound increased 26.7%, resulting in flat revenue compared to the prior year. The Company focused on higher-value alloys and applications, with less focus on the commodity lower-value segment of the CPI market.  Similarly, volumes in other markets decreased (11.5)% compared to the prior year; however,  the other markets’ average selling price per pound increased 26.8%, resulting in a 12.3% increase compared to the prior year as a result of similar mix management strategies.

The product average selling price per pound in fiscal 2023 was $30.43, which was a 14.9% increase over prior fiscal year.  The product average selling price per pound for the fourth quarter of fiscal 2023 was $31.56, which was an increase of 11.5% from the same period last year.  This increase was driven by raw material costs, price increases, and product mix.

Gross Profit Margin Trend Performance

A significant strategic effort to improve gross margins has occurred over the past few years involving both pricing actions and cost improvements.  This effort was beginning to gain traction with gross profit as a percent of revenue hitting approximately 18% in the months preceding the pandemic.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%.  The Company previously struggled to be profitable at roughly 5.0 million pounds.  Now, with the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.  As volume continued to rise during fiscal 2022 and fiscal 2023, incremental profitability leverage helped improve gross margins significantly when considering neutral raw material impact.

Rising or falling raw material costs can impact gross margins significantly.  Rising raw material market prices helped expand gross margins in fiscal 2022 especially in the third quarter.  Falling raw material market prices compress gross margins which occurred during fiscal 2023 especially in the first and fourth quarters.  Neutral of this estimated impact of raw material fluctuations (as well as the fiscal 2023 third quarter cyber-incident), gross margins remained near 21% or higher in the last six quarters.

Backlog

Backlog has significantly increased due to strong demand.  In response, the Company added production headcount and invested in inventory in order to increase shipping levels and net revenue.  The backlog peaked in the third quarter of fiscal 2023 at $468.1 million, then declined $7.8 million as fourth quarter revenue increased to $160.6 million; the highest quarterly revenue of fiscal 2023.  The Company’s backlog dollars at September 30, 2023 increased compared September 30, 2022 by 23.2% due to a 14.4% increase in backlog pounds combined with a 7.7% increase in backlog average selling price.  The increase in backlog was primarily driven by sales order increases in the industrial gas turbine market and the aerospace market.

Capital Spending

Capital investment in fiscal 2023 was $16.4 million, and the capital spending in fiscal 2024 is planned to be between $25.0 million and $35.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $449.4 million at September 30, 2023, an increase of $71.1 million or 18.8% from $378.3 million at September 30, 2022.  The increase resulted primarily from inventory increasing by $56.5 million during fiscal 2023, accounts receivable increasing by $11.4 million during the same period, and accounts payable and accrued expenses decreasing by $3.2 million during the same period.

Liquidity

The Company had cash and cash equivalents of $10.7 million as of September 30, 2023 compared to $8.4 million as of September 30, 2022.  Additionally, the Company had $114.8 million of borrowings against the $200.0 million line of credit outstanding with remaining capacity available of $85.2 million as of September 30, 2023, putting total liquidity at $95.9 million.

Net cash used in operating activities during fiscal 2023 was $16.7 million compared to net cash used in operating activities of $79.5 million in fiscal 2022.  The decrease in cash used in operating activities during fiscal 2023 was driven by an increase in inventory of $50.4 million as compared to an increase of $116.8 million during fiscal 2022 and an increase in accounts receivable of $8.2 million as compared to an increase of $42.7 million in fiscal 2022.  This was partially offset by a decrease in accounts payable and accrued expenses of $8.5 million during fiscal 2023 as compared to an increase of $10.7 million in fiscal 2022, a difference of $19.2 million.

Net cash used in investing activities was $16.4 million during fiscal 2023, which was higher than net cash used in investing activities of $15.1 million during in fiscal 2022 due to higher additions to property, plant and equipment.

Net cash provided by financing activities was $34.6 million during fiscal 2023, a decrease of $22.0 million from cash provided by financing activities of $56.6 million in fiscal 2022.  This difference was primarily driven by a net borrowing of $40.1 million against the revolving line of credit during fiscal 2023 compared to a net borrowing of $74.7 million in fiscal 2022.  This was partially offset with proceeds from the exercise of stock options of $8.2 million during fiscal 2023 as compared to proceeds from the exercise of stock options of $0.5 million in fiscal 2022 and lower share repurchases of $0.9 million in fiscal 2023 as compared to $7.2 million during the same period of fiscal 2022.  Dividends paid of $11.2 million during fiscal 2023 were higher than dividends paid of $11.1 million in fiscal 2022.

Dividend Declared

On November 16, 2023, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable December 15, 2023 to stockholders of record at the close of business on December 1, 2023.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

For the full fiscal year 2024, we expect continued volume and revenue growth, incremental improvements in gross margin, and positive cash flow from operations.  The Company expects the revolver balance to decline in fiscal year 2024, gaining momentum as we progress through the fiscal year. Revenue and earnings in the first quarter of fiscal 2024 are expected to be higher compared to the first quarter of fiscal 2023, but lower than the fourth quarter of fiscal 2023. First quarter results are typically lower due to the impact of holidays, planned equipment maintenance outages and customers managing their calendar year-end balance sheets.  In addition, the Company is planning a three week upgrade to the Kokomo Anneal and Kolene line in the quarter, which may impact efficiency and the mix of products sold in the first quarter of fiscal 2024.

Earnings Conference Call

The Company will host a conference call on Friday, November 17, 2023 to discuss its results for the fourth quarter of fiscal 2023.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 17, 2023	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)
		Access Code:	174395

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 17th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, December 17, 2023. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	49391

A replay of the Webcast will also be available for one year at www.haynesintl.com.

Non-GAAP Financial Measures

This press release includes certain financial measures, including Adjusted EBITDA for the fiscal quarters ended September 30, 2022 and 2023, Adjusted gross profit and Adjusted gross profit % – excluding the estimated impact of nickel and cobalt fluctuations for the fiscal quarters ended September 30, 2022 and 2023 that have not been calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Reconciliations of Adjusted EBITDA, Adjusted gross profit and Adjusted gross profit % – excluding estimated impacts of nickel and cobalt fluctuations to their most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in Schedules 6 and 7.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry trends and prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s guidance and outlook for fiscal 2024 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated impact on our results, gross margin and gross margin trends, capital expenditures, demand for our products and operations, expected borrowings under the Company’s revolving credit facility and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2023	2022	2023
Net revenues	$143,810	$160,596	$490,461	$589,956
Cost of sales	111,889	130,814	384,128	480,196
Gross profit	31,921	29,782	106,333	109,760
Selling, general and administrative expense	12,098	12,542	47,089	48,028
Research and technical expense	1,016	1,098	3,822	4,126
Operating income	18,807	16,142	55,422	57,606
Nonoperating retirement benefit expense (income)	(1,391)	(737)	(4,655)	(1,834)
Interest income	(3)	(23)	(18)	(56)
Interest expense	917	2,072	2,481	7,594
Income before income taxes	19,284	14,830	57,614	51,902
Provision for income taxes	2,948	1,702	12,527	9,927
Net income	$16,336	$13,128	$45,087	$41,975
Net income per share:
Basic	$1.31	$1.03	$3.62	$3.31
Diluted	$1.30	$1.02	$3.57	$3.26
Weighted Average Common Shares Outstanding
Basic	12,345	12,611	12,346	12,567
Diluted	12,497	12,798	12,506	12,780

Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	September 30,
	2022	2023
ASSETS
Current assets:
Cash and cash equivalents	$8,440	$10,723
Accounts receivable, less allowance for credit losses of $428 and $459 at September 30, 2022 and September 30, 2023, respectively	94,912	106,292
Inventories	357,556	414,077
Income taxes receivable	—	2,372
Other current assets	3,514	5,702
Total current assets	464,422	539,166
Property, plant and equipment, net	142,772	142,540
Deferred income taxes	5,680	3,608
Other assets	9,723	10,523
Goodwill	4,789	4,789
Other intangible assets, net	4,909	5,655
Total assets	$632,295	$706,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,886	$52,812
Accrued expenses	19,294	18,201
Income taxes payable	828	336
Accrued pension and postretirement benefits	3,371	2,940
Deferred revenue—current portion	2,500	2,500
Total current liabilities	80,879	76,789
Revolving credit facilities - Long-term	74,721	114,843
Long-term obligations (less current portion)	7,848	7,448
Deferred revenue (less current portion)	7,829	5,329
Deferred income taxes	3,103	3,686
Operating lease liabilities	576	362
Accrued pension benefits (less current portion)	21,090	14,019
Accrued postretirement benefits (less current portion)	60,761	49,481
Total liabilities	256,807	271,957
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,854,773 and 13,124,401 shares issued and 12,479,741 and 12,731,661 shares outstanding at September 30, 2022 and September 30, 2023, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	266,193	277,713
Accumulated earnings	135,040	165,825
Treasury stock, 375,032 shares at September 30, 2022 and 392,740 shares at September 30, 2023	(14,666)	(15,600)
Accumulated other comprehensive income (loss)	(11,092)	6,373
Total stockholders’ equity	375,488	434,324
Total liabilities and stockholders’ equity	$632,295	$706,281

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended September 30,
	2022	2023
Cash flows from operating activities:
Net income	$45,087	$41,975
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	18,289	17,996
Amortization	780	579
Pension and post-retirement expense - U.S. and U.K.	1,898	2,243
Change in long-term obligations	(136)	(108)
Stock compensation expense	3,599	3,290
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	6,442	(608)
Loss on disposition of property	18	498
Change in assets and liabilities:
Accounts receivable	(42,710)	(8,159)
Inventories	(116,780)	(50,440)
Other assets	3,464	(3,106)
Accounts payable and accrued expenses	10,696	(8,465)
Income taxes	1,780	(2,848)
Accrued pension and postretirement benefits	(9,408)	(7,064)
Net cash used in operating activities	(79,481)	(16,717)
Cash flows from investing activities:
Additions to property, plant and equipment	(15,114)	(16,397)
Net cash used in investing activities	(15,114)	(16,397)
Cash flows from financing activities:
Revolving credit facility borrowings	115,528	156,856
Revolving credit facility repayments	(40,807)	(116,734)
Dividends paid	(11,072)	(11,192)
Proceeds from exercise of stock options	537	8,230
Payment for purchase of treasury stock	(7,243)	(934)
Payment for debt issuance cost	(103)	(1,325)
Payments on long-term obligations	(278)	(315)
Net cash provided by financing activities	56,562	34,586
Effect of exchange rates on cash	(1,253)	811
Increase (decrease) in cash and cash equivalents:	(39,286)	2,283
Cash and cash equivalents:
Beginning of period	47,726	8,440
End of period	$8,440	$10,723

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent eight quarters are as follows.

	Fiscal 2022
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$99,430	$117,056	$130,165	$143,810
Gross profit	17,777	23,413	33,222	31,921
Gross profit %	17.9%	20.0%	25.5%	22.2
Adjusted gross profit(1)	16,077	20,813	29,122	30,921
Adjusted gross profit %(1)	16.2%	17.8%	22.4%	21.5

Net income	4,659	8,484	15,608	16,336
Net income per share:
Basic	$ 0.37	$ 0.68	$ 1.25	$ 1.31
Diluted	$ 0.37	$ 0.67	$ 1.24	$ 1.30

	Fiscal 2023
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$132,673	$152,786	$143,901	$160,596
Gross profit	23,038	30,878	26,062	29,782
Gross profit %	17.4%	20.2%	18.1%	18.5
Adjusted gross profit(1)	28,638	32,578	27,562	33,582
Adjusted gross profit %(1)	21.6%	21.3%	19.2%	20.9

Net income	7,739	12,349	8,759	13,128
Net income per share:
Basic	$ 0.62	$ 0.98	$ 0.69	$ 1.03
Diluted	$ 0.61	$ 0.96	$ 0.68	$ 1.02

(1)	Adjusted gross profit margin and adjusted gross profit margin percentage exclude estimated impact of nickel and cobalt fluctuations (See Schedule 6 for reconciliation to Gross profit margin).

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2022	2022	2023	2023	2023
Net revenues (in thousands)
Aerospace	$67,647	$64,518	$66,612	$77,456	$81,805
Chemical processing	27,185	22,715	28,605	17,696	23,003
Industrial gas turbines	28,501	26,025	32,420	28,073	34,213
Other markets	14,946	14,722	17,550	13,416	14,599
Total product revenue	138,279	127,980	145,187	136,641	153,620
Other revenue	5,531	4,693	7,599	7,260	6,976
Net revenues	$143,810	$132,673	$152,786	$143,901	$160,596

Shipments by markets (in thousands of pounds)
Aerospace	2,402	2,187	1,982	2,376	2,533
Chemical processing	921	786	845	462	653
Industrial gas turbines	1,242	1,289	1,430	1,311	1,412
Other markets	318	290	410	278	269
Total shipments	4,883	4,552	4,667	4,427	4,867

Average selling price per pound
Aerospace	$28.16	$29.50	$33.61	$32.60	$32.30
Chemical processing	29.52	28.90	33.85	38.30	35.23
Industrial gas turbines	22.95	20.19	22.67	21.41	24.23
Other markets	47.00	50.77	42.80	48.26	54.27
Total product (product only; excluding other revenue)	$28.32	$28.12	$31.11	$30.87	$31.56
Total average selling price (including other revenue)	$29.45	$29.15	$32.74	$32.51	$33.00

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED EBITDA ADJUSTED EBITDA AS A PERCENTAGE OF NET REVENUES

(Unaudited)

(in thousands, except share data)

Adjusted EBITDA and Adjusted EBITDA as a Percentage of Net Revenues

Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated operating income (loss) non-cash charges for depreciation, amortization and stock compensation expense.  Management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenues provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.

	Three Months Ended September 30,		Year Ended September 30,
	2022	2023	2022	2023
Operating income	$18,807	$16,142	$55,422	$57,606
Depreciation	4,479	4,516	18,289	17,996
Amortization (excluding debt issuance costs recorded in interest expense)	33	32	133	129
Stock compensation expense	849	880	3,599	3,290
Adjusted EBITDA	$24,168	$21,570	$77,443	$79,021
Adjusted EBITDA as a percentage of Net revenues	16.8%	13.4%	15.8%	13.4%

Schedule 7

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED GROSS PROFIT MARGIN – EXCLUDING THE ESTIMATED IMPACTS OF NICKEL AND COBALT FLUCTUATIONS

(Unaudited)

(in thousands, except share data)

Adjusted Gross Profit and Adjusted Gross Profit % – Excluding the estimated impact of nickel and cobalt fluctuations

Management believes that Adjusted Gross profit margin and Adjusted Gross profit % – Excluding the estimated impact of nickel and cobalt fluctuations provide relevant indicator of the Company’s profitability by eliminating the impact of fluctuating impacts of nickel and cobalt prices which can compress or expand gross profit margin.  The estimated gross profit and gross profit % impact from nickel and cobalt price fluctuations is derived from a model developed by the Company to measure how the price changes flow through net revenues and cost of sales.  This model incorporates flow across each different type of pricing mechanism and the timing of how the cost of nickel and cobalt flows to cost of sales including the impacts of the commodity price exposure of the Company’s scrap cycle. Management uses its results excluding these nickel and cobalt price impacts to evaluate its operating performance.

	Fiscal 2022
	Quarter Ended				Year Ended
	December 31	March 31	June 30	September 30	September 30
Gross profit	$17,777	$23,413	$33,222	$31,921	$106,333
Gross profit %	17.9%	20.0%	25.5%	22.2%	21.7%
Estimated impact of nickel and cobalt fluctuations	(1,700)	(2,600)	(4,100)	(1,000)	(9,400)
Adjusted gross profit - excluding the estimated impact of nickel and cobalt fluctuations	$16,077	20,813	29,122	30,921	96,933
Adjusted gross profit % - excluding the estimated impact of nickel and cobalt fluctuations	16.2%	17.8%	22.4%	21.5%	19.8%

	Fiscal 2023
	Quarter Ended				Year Ended
	December 31	March 31	June 30	September 30	September 30
Gross profit	$23,038	$30,878	$26,062	$29,782	$109,760
Gross profit %	17.4%	20.2%	18.1%	18.5	18.6%
Estimated impact of nickel and cobalt fluctuations	5,600	1,700	1,500	3,800	12,600
Adjusted gross profit - excluding the estimated impact of nickel and cobalt fluctuations	28,638	32,578	27,562	33,582	122,360
Adjusted gross profit % - excluding the estimated impact of nickel and cobalt fluctuations	21.6%	21.3%	19.2%	20.9%	20.7%